SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                           Act of 1934
                                         (Amendment No.  )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[  ]    Preliminary Proxy Statement
[  ]    Confidential, For Use of the Commission Only (as permitted by
           Rule 14a-6(e)(2)
[X]     Definitive Proxy Statement
[  ]    Definitive Additional Materials
[  ]    Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                       SCAN-OPTICS, INC.
 ................................................................................
                         (Name of Registrant as Specified In Its Charter)

 ................................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]   No fee required.
[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        1) Title of each class of securities to which transaction applies:
 ................................................................................
        2) Aggregate number of securities to which transaction applies:
 ................................................................................
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
 ................................................................................
        4) Proposed maximum aggregate value of transaction:
 ................................................................................
        5) Total fee paid:
 ................................................................................
[  ]  Fee paid previously with preliminary materials.
[  ]  Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        1) Amount Previously Paid:
 ................................................................................
        2) Form, Schedule or Registration Statement No.:
 ................................................................................
        3) Filing Party:
 ................................................................................
        4) Date Filed:
 ................................................................................

April 14, 1997

Dear Stockholders:

        You are cordially invited to the Annual Meeting of Stockholders of Scan-Optics, Inc., scheduled to be held Thursday, May 15, 1997, at the Company's offices at 169 Progress Drive, Manchester, Connecticut, commencing at 1:30 p.m. Your Board of Directors and management look forward to meeting you personally.

        At the Meeting you will be asked to elect two directors, to appoint independent auditors for the fiscal year ending December 31, 1997 and to transact such other business as may properly be brought before the Meeting.

        In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders. Important information is contained in the accompanying proxy statement which you are urged to read carefully.

        Regardless of the number of shares you own, it is important that they are represented and voted at the Meeting, whether or not you plan to attend. Accordingly, you are requested to mark, sign, date and return the enclosed proxy in the envelope provided at your earliest convenience.

        Your interest and participation in the progress of the Company are greatly appreciated.

        Sincerely,

        /s/ Richard I. Tanaka         /s/ James C. Mavel
        Richard I. Tanaka             James C. Mavel
        Chairman of the Board         President and
                                      Chief Executive Officer

                               SCAN-OPTICS, INC.

                    Notice of Annual Meeting of Stockholders

        The Annual Meeting of Stockholders of Scan-Optics, Inc. (the "Company") will be held at the Company's offices at 169 Progress Drive, Manchester, Connecticut, on Thursday, May 15, 1997 at 1:30 p.m. (EDT) to consider and take action on the following items:

        1. To elect two directors to serve until the Annual Meeting of stockholders in 2000;

        2. To appoint independent auditors for the fiscal year ending December 31, 1997; and

        3. To transact such other business as may properly come before said meeting or any adjournment thereof.

        Only holders of Common Stock at the close of business on April 4, 1997 are entitled to notice of and to vote at the meeting or any adjournment thereof. A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting at the offices of the Company, 169 Progress Drive, Manchester, Connecticut.


        By Order of the Board of Directors

        William H. Cuddy
        Secretary


Manchester, Connecticut
April 14, 1997

Directions to Scan-Optics' offices at 169 Progress Drive, Manchester, Connecticut are as follows:

From I-84 Eastbound, take Exit 63. Turn left at traffic light onto Tolland Turnpike. Turn right at first traffic light onto Parker Street, follow directions below.

From I-84 Westbound, take Exit 63. Stay in the right lane, and turn right at traffic light. Proceed to the third traffic light and turn right onto Parker Street, follow directions below.

Follow Parker Street for 8/10th mile, then turn left onto Colonial Drive.
Turn left onto Progress Drive, Scan-Optics is about one half mile on the left. A special parking area will be designated.

        YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE AT YOUR EARLIEST CONVENIENCE.

                               SCAN-OPTICS, INC.
                               169 Progress Drive
                         Manchester, Connecticut  06040


                                PROXY STATEMENT


        This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of Scan-Optics, Inc., a Delaware corporation, to be held at the Company's offices at 169 Progress Drive, Manchester, Connecticut, on Thursday, May 15, 1997 at 1:30 p.m.

        The solicitation of proxies on the accompanying form is made on behalf of the Board of Directors of the Company.

        The cost of soliciting proxies on the accompanying form has been or will be borne by the Company. In addition to solicitation by mail, the Company will request banks, brokers and other custodians, nominees, and fiduciaries to send proxy material to the beneficial owners and to secure their voting instructions, if necessary. The Company will reimburse them for their expenses in so doing. Directors, officers and regular employees of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies personally, by telephone and by telegram from stockholders. These proxy materials are first being mailed to stockholders on or about April 14, 1997.

        A stockholder signing and returning a proxy on the accompanying form has the power to revoke it at any time before the shares subject to it are voted by notifying the Secretary of the Company in writing of such revocation, or by filing a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Properly executed proxies, not revoked, will be voted in accordance with the instructions contained thereon. Unless a contrary specification is made thereon, it is the intention of the attorneys named in the enclosed proxy to vote FOR the nominees for election to the Board of Directors and FOR the appointment of Ernst & Young LLP as auditors for the fiscal year ending December 31, 1997.

                         OUTSTANDING VOTING SECURITIES

        Only holders of Common Stock, $.02 par value ("Common Stock") at the close of business on April 4, 1997 are entitled to notice of and to vote at the meeting. On April 4, 1997, the record date, there were 6,988,218 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote per share.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information with respect to each person known to the Company to have beneficial ownership of more than 5% of the Company's outstanding voting stock as of April 1, 1997. In preparing the following table, the Company relied on the information filed with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or information supplied to the Company by such person or the representative of such person. Each person listed below has sole voting and investment powers as to the shares the person beneficially owns, except as otherwise indicated.

                                                            Number
                                                            of Shares
        Name and Address              Title of              Beneficially          Percent
        of Beneficial Owner           Class Owned           Owned                 of Class
Dimensional Fund Advisors Inc.        Common Stock          409,000 (1)             6.5%
1299 Ocean Avenue
11th Floor
Santa Monica, CA  90401


The Killen Group, Inc.                Common Stock          887,900 (2)            12.8%
1189 Lancaster Avenue
Berwyn, PA  19312

Edwin W. Schloss                      Common Stock           44,200 (3)             0.6%
52 Vanderbilt Avenue
New York, NY  10017

Walter J. Schloss                     Common Stock           17,000 (4)             0.2%
52 Vanderbilt Avenue
New York, NY  10017


Walter & Edwin Schloss                Common Stock          791,600 (5)            11.4%
Associates, L.P.
52 Vanderbilt Avenue
New York, NY  10017

(1) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 409,000 shares of Common Stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of The DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional has sole voting power as to 250,000 shares and sole dispositive power as to all such shares. Dimensional disclaims beneficial ownership of all such shares.

(2) The Killen Group, Inc. has discretionary trading authority over 887,900 shares of Common Stock owned by clients whose shares are included in the table.

(3) Edwin W. Schloss has sole voting and investment powers with respect to the 44,200 shares of Common Stock which he individually owns. In addition, by reason of his position as one of the general partners of Schloss Management Company ("SMC") which is the general partner of Walter & Edwin Schloss Associates, L.P. ("Associates") (listed in the above table), Edwin W. Schloss may be deemed to have shared voting and investment powers with respect to the 791,600 shares of Common Stock owned by Associates, thereby increasing his beneficial ownership of the Common Stock to 835,800 shares, or 12.0% of the Common Stock outstanding.

(4) Walter J. Schloss has sole voting and investment powers with respect to the 17,000 shares of Common Stock, which he individually owns. In addition, by reason of his position as one of the general partners of SMC which is the general partner of Associates (listed in the above table), Walter J. Schloss may be deemed to have shared voting and investment powers with respect to the 791,600 shares of Common Stock owned by Associates, thereby increasing his beneficial ownership of the Common Stock to 808,600 shares, or 11.6% of the Common Stock outstanding. In addition, Walter J. Schloss from time to time possesses certain indicia of investment discretion over 20,000 shares of Common Stock held in the accounts of his clients, but he has no voting power, and he disclaims beneficial ownership, with respect to such shares. If he were deemed to have beneficial ownership of such 20,000 shares, his total beneficial ownership of the Common Stock would be 828,600 shares, or 11.9% of the Common Stock outstanding.

(5) Such entity may be deemed to have shared voting and investment powers with Walter J. Schloss and Edwin W. Schloss with respect to the shares owned by it. See footnotes 3 and 4 above.

        See "Election of Directors-Share Ownership of Management" for information on beneficial ownership of Common Stock by directors and officers of the Company.


                           GOVERNANCE OF THE COMPANY

        In accordance with the Company's By-Laws and the applicable laws of Delaware, responsibility for the management of the Company is vested in its Board of Directors. During 1996, the Board of Directors met eleven times. All directors attended at least 75% of the aggregate of the number of meetings of the Board of Directors and of committees of the Board on which they served.

        The Board has delegated responsibilities with respect to management compensation and employee stock option plans to the Stock Options and Executive Compensation Committee, responsibilities with respect to certain audit matters to the Audit Committee and responsibilities with respect to recommending candidates to serve on the Board to the Nominating Committee.

        The Stock Options and Executive Compensation Committee is composed of
E. Bulkeley Griswold (Chairman), Robert H. Steele and Lyman C. Hamilton, Jr. The Audit Committee is composed of Logan Clarke, Jr. (Chairman), Richard J. Coburn and E. Bulkeley Griswold. The Nominating Committee is composed of Messrs. Hamilton (Chairman), Coburn and Steele.

        The Stock Options and Executive Compensation Committee is responsible for reviewing and supervising all ordinary and incentive compensation payments and plans for certain officers of the Company and for approving grants of stock options to employees under the Company's employee stock option plans.
During 1996, the Stock Options and Executive Compensation Committee met six times. The Audit Committee is responsible for reviewing the adequacy of financial controls and the adequacy and accuracy of financial reporting. The Audit Committee met twice during 1996. The Nominating Committee is responsible for screening and recommending candidates to serve on the Board. The Nominating Committee met once in 1996.


        Pursuant to the Company's By-Laws, nominations for directors may be made by any stockholder entitled to vote for the election of directors at the meeting who complies with the following notice procedures and who is a stockholder of record at the time of giving such notice. To be timely, a stockholder's notice must be delivered to or mailed to and received at the principal executive offices of the Company not less than 40 days nor more than 90 days prior to the meeting; provided, however, that if less than 50 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed or the day on which such public disclosure was made. A stockholder's notice to the Secretary must set forth (a) as to each person the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; (b) such person's written consent to being named in a proxy statement as a nominee and to serving as a director if elected; and (c) as to the stockholder giving the notice, (i) the name and address, as they appear on the Company's books, of such stockholder and any other stockholder known by such stockholder to be supporting such nomination and (ii) the class and number of shares of the Company which are beneficially owned by such stockholder. A stockholder making such a nomination must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to such matter.

        Directors, other than those who are full-time employees of the Company or a subsidiary, each receive a monthly fee of $750 and additional fees of $750 per Board meeting attended and $500 per committee meeting attended. Directors who are full-time employees of the Company receive no remuneration for serving on the Board of Directors or committees. Under the Scan-Optics, Inc. 1990 Stock Option Plan for Outside Directors, each non-employee director received an option to purchase 5,000 shares of Common Stock on June 12, 1990, the effective date of the plan, and on June 12, 1991, 1992, 1993, 1994 and 1995. The 1990
plan was amended on May 15, 1996 to provide an additional 200,000 shares available for grant, and a grant of 5,000 options for each outside director was made on that date. The exercise price per share is equal to the fair market value of a share of Common Stock on the date of grant.


                            1. ELECTION OF DIRECTORS

        The Certificate of Incorporation of the Company provides for a Board of Directors which is divided into three classes, as nearly equal in size as possible, with one class elected each year for a three-year term, to hold office until the end of such term and until successors have been elected and qualified. Pursuant to the Certificate of Incorporation, the Board of Directors has determined that the Company will have six directors, two in the class whose term will expire in 1998, two in the class whose term will expire in 1999, and two in the class whose term will expire in 2000. At the 1997 Annual Meeting, two directors are to be elected to constitute the class whose term will expire in 2000.

        It is intended that the shares represented by the accompanying proxy will be voted for the election of Lyman C. Hamilton, Jr. and James C. Mavel, unless the proxy indicates that authority to vote for such nominees is withheld. In case a nominee is unable or declines to serve, which the Board of Directors of the Company has no reason to expect, the attorneys named in the proxy intend to vote for another person designated by the Board of Directors.

        Under state law, votes withheld and broker non-votes are not counted as votes cast in the election of directors.

        The following information sets forth the nominees for election at this meeting and each director continuing in office, their ages, business experience over at least the last five years, other directorships and period of time as a Director of the Company.

Information Regarding Nominees and Continuing Directors

Nominees for election to Class III at this meeting to terms expiring in 2000:

        Mr. Lyman C. Hamilton, Jr., age 70, is an investment manager and was formerly Chief Executive Officer and President of InterDigital Communications Corp., a specialized communications company, from 1993 to 1994. He had served as Chairman and Chief Executive Officer of Alpine PolyVision, Inc., a flat panel display manufacturer, from 1991 to 1993 and of Imperial Corporation of America, a financial services organization, from 1989 to 1990 and as Chairman and President of Tamco Enterprises, Inc., an investment company, from 1980 to 1989. He had previously served in various positions during a 17 year association at ITT Corporation including President during 1977 and Chief Executive Officer from 1978 to 1979. Mr. Hamilton is also a Director of Marine Management Systems, Inc., Polyvision Inc. and Compuflex. He has been a Director since 1985.

        Mr. James C. Mavel, age 51, joined the Company on January 2,
1996 as President and Chief Operating Officer. On December 31, 1996 Mr. Mavel was promoted to the title of Chief Executive Officer. From 1991 to 1995 Mr. Mavel was Vice President and General Manager of the Imaging Systems Division of Unisys. He has been a Director since 1996.

Class II Directors whose present terms continue until 1998:

        Mr. Logan Clarke, Jr., age 69, is an Independent Management Consultant. He had previously served as Interim Executive Director, of Southeast Area Technology Center, a business incubator and revolving loan fund from 1995 to 1996, acting President of Hartford College for Women from 1990 to 1991 and as Executive Vice President of Society for Savings, a savings bank, from 1986 to 1990. He has been a Director since 1981.

        Mr. Richard J. Coburn, age 65, is Chairman, of Accent Color Sciences, Inc., a manufacturer of color printing systems. Previously he served as President of KCR Technology, Inc., a manufacturer of high speed printers, from 1983 to 1991. Except for a short period in 1980, he has been a Director since 1968.

Class I directors whose present terms continue until 1999:

        Mr. E. Bulkeley Griswold, age 58, is Managing General Partner of MarketCorp Ventures L.P., a venture capital limited partnership with which he has been associated since 1984. Mr. Griswold is also a director of Bertucci's and NLC Insurance Companies and a director of a number of other privately held companies. He has been a Director since 1989.

        Mr. Robert H. Steele, age 58, is an Executive Vice President of the John Ryan Company, a banking services company. He was President of RHS Consulting from 1990 to 1991 and from 1985 to 1990 was Chairman and CEO of Dollar Dry Dock Bank. Mr. Steele is also a Director of Moore Medical Corp., NLC Insurance Companies and Accent Color Sciences, Inc. He has been a Director since 1978.

Share Ownership of Management

        The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock as of April 1, 1997 of each director, nominee and executive officer named in the Summary Compensation Table contained elsewhere in this proxy statement.

        Name                            Number of Shares (1)

        Robert L. Bell                       27,437
        Logan Clarke, Jr.                    35,600
        Richard J. Coburn                    35,200
        E. Bulkeley Griswold                 54,500
        Richard C. Goyette                    6,666
        Lyman C. Hamilton, Jr.               37,000
        James C. Mavel                       25,000
        Clarence W. Rife                     62,120
        Robert H. Steele                     49,000 (2)
        Richard I. Tanaka                   192,078
        Michael J. Villano                   32,590

(1) Includes the following number of shares subject to options exercisable within 60 days of April 1, 1997: Robert L. Bell, 26,667 shares; Logan Clarke, Jr., 35,000 shares; Richard J. Coburn, 35,000 shares; E. Bulkeley Griswold, 31,000 shares; Richard C. Goyette, 6,666 shares; Lyman C. Hamilton, Jr., 35,000 shares; James C. Mavel, 25,000 shares; Clarence W. Rife, 48,333 shares; Robert
H. Steele, 35,000 shares; Richard I. Tanaka, 189,460 shares; and Michael J. Villano, 30,883 shares.

(2) Mr. Steele disclaims beneficial ownership of 6,500 shares of stock owned by his spouse, which shares are included in the table.

        No director beneficially owned more than one percent of the Common Stock, except Mr. Tanaka who beneficially owns 2.7% of the Common Stock outstanding. All directors and executive officers as a group (12 persons) beneficially owned 589,618 shares of the Company's Common Stock, including 529,983 shares subject to options exercisable within 60 days of April 1, 1997, which constituted 7.9% of the outstanding Common Stock as of that date.

                             EXECUTIVE COMPENSATION

        The following table sets forth information concerning the cash and non cash compensation paid by the Company to the CEO and the executive officers of the Company whose salary and bonus exceeded $100,000 in 1996 for services rendered in all capacities during the fiscal years ended December 31, 1996, 1995 and 1994.

                                 Summary Compensation Table

                                                                Long Term
                                                              Compensation
                                     Annual Compensation         Awards
                               ----------------------------     --------
                                                               Securities
                                                               Underlying    All Other
      Name and                         Salary         Bonus     Options      Compensation
Principal Position            Year       ($)           ($)         (#)       ($)(1)
------------------------     ------  ----------     ---------  -----------  -------------

Robert L. Bell                1996    115,000        87,222          0        5,654
Vice President                1995    115,000             0      5,000        5,616
Business Development          1994    115,000             0          0        3,101

Richard C. Goyette            1996    108,333         5,000     20,000        2,795
Vice President
Sales and Marketing

James C. Mavel(2)             1996    190,000       136,521    100,000        4,284
President and
Chief Executive Officer

Clarence W. Rife              1996    136,224       87,980           0        6,382
Vice President                1995    136,677            0      10,000        6,129
Customer Relations            1994    119,403            0       6,000        4,342

Richard I. Tanaka             1996    200,000            0           0       16,930
Chairman of the Board         1995    200,000            0           0       15,978
                              1994    200,000            0           0       11,500

Michael J. Villano            1996    110,000       83,430           0        5,457
Chief Financial Officer       1995    106,250            0      10,000        5,208
and Vice President            1994     90,000            0      11,000        2,070

(1)     Includes employer match under the Company's Retirement Savings Plan, a section 401(k) plan under the Internal Revenue Code of 1986, as amended, the stock allocation under the Company's Employee Stock Ownership Plan, term life insurance premiums paid by the Company for the benefit of the executive officer and payment of relocation costs associated with the executives household move.

(2) Mr. Mavel became Chief Executive Officer on December 31, 1996.

                        Executive Employment Agreements

        Under an employment agreement with Richard I. Tanaka, Chairman of the Board of Directors of the Company (the "Employment Agreement"), Mr. Tanaka receives a base annual salary of $200,000, or such greater amount as the Board of Directors may from time to time determine, and incentive compensation not exceeding $200,000 per year, payable if certain management goals are met, as well as health and disability insurance benefits, life insurance in the face amount of $500,000, use of an automobile and certain other personal benefits. Mr. Tanaka's employment under the Employment Agreement terminates automatically upon death or after three months of disability and may also be terminated by the Company or Mr. Tanaka. Generally, upon termination, Mr. Tanaka or his beneficiary (as applicable) would be entitled to receive accrued and unpaid amounts under the Employment Agreement, unless termination was due to willful or reckless misconduct, gross negligence, misappropriation, fraud or embezzlement (Cause). Moreover, severance benefits consisting of one year's base salary and participation in the Company's health and disability plans are payable upon termination of Mr. Tanaka's employment by the Company without Cause prior to a change in control of the Company or termination of employment by Mr. Tanaka for certain reasons prior to a change in control.

        The Company and Mr. Tanaka executed an amendment to his employment agreement on December 9, 1996 to provide for a management transition. The amendment provides that he would cease to be Chief Executive Officer by December 31,1996, that he will continue as Chairman of the Board of Directors until the 1997 Annual Meeting of Stockholders and will continue as an executive employee for twelve months thereafter. During that period, he will not have specific assigned duties but will be available to assist and consult with the Company on specific issues related to customers and products, which may include product direction, the international market and relations with distributors and customers in the Japanese market. His salary and benefits will remain in effect during that twelve-month period at levels not less than those existing on the date of the amendment and his stock options will remain in place in accordance with their terms. He will not receive any severance pay or the continuation of health and disability coverage and other benefits following the end of that twelve-month period.

        The Company entered into an employment agreement effective as of December 31, 1996 with James C. Mavel to serve as its President and Chief Executive Officer and in such other executive capacities as the Board of Directors may designate from time to time. The term of Mr. Mavel's employment extends until either party terminates it. The agreement provides for a base annual salary of $200,000 or such greater amount as the Board of Directors may from time to time determine, annual incentive compensation, involving both potential cash and stock option benefits, as the Stock Options and Executive Compensation Committee of the Board of Directors may determine, life insurance in the face amount of $550,000, use of an automobile, health and disability insurance benefits, participation in other benefits available generally to executive employees as the Board Of Directors may determine, and certain other personal benefits. Mr. Mavel's employment terminates automatically upon death or after three months of disability, and may also be terminated by the Company or Mr. Mavel. Generally, upon termination, Mr. Mavel or his beneficiary
(as applicable) would be entitled to receive accrued and unpaid amounts under the Employment Agreement, unless termination was because he had breached his obligations under the agreement and did not cure the breach within 10 days after notice from the Company, neglected or refused to attend to the material duties assigned to him by the Board of Directors and did not cure such neglect or refusal within 10 days after notice from the Company, engaged in willful or reckless misconduct or gross negligence in the performance of his duties, misappropriated Company property, committed fraud or embezzlement against the Company or was convicted of any crime (other than minor traffic violations). (The foregoing acts are referred to as Cause.) Moreover, severance benefits consisting of one year's base pay and continued participation for a year in the Company's health and disability insurance plans are owed if the Company terminates Mr. Mavel's employment without Cause prior to a change in control or if Mr. Mavel, prior to a change in control, terminates his employment because the Company has significantly diminished his job responsibilities and has not cured such diminishment within 10 days after notice from him.

        Under his employment agreement, Mr. Mavel is entitled to enhanced severance benefits, similar to those available to other executive officers and described below, if his employment terminates involuntarily (except on account of death or disability or for Cause) or he terminates his employment for Good Reason after a change in control of the Company. A change in control is defined as a change that would be required to be reported pursuant to the proxy regulations under the Securities Exchange Act of 1934, as amended, whether or not the Company is then subject to such reporting requirements. A change in control would also occur if any person or entity acquires 22% or more of the voting power of the Company's outstanding securities or if during a two-year period the directors on the Company's Board of Directors who were such at the beginning of the period and directors nominated or elected by a two-thirds majority of such directors cease to constitute a majority of the Board. Good Reason is defined to include an adverse change in Mr. Mavel's powers, responsibilities or duties, a reduction in his base pay, discontinuance or a reduction of his participation in an incentive pay plan or arrangement or employee benefits in which he was participating, liquidation, merger, consolidation of the Company or a transfer of all or substantially all of its assets unless the successor assumes all of the Company's obligations under the employment agreement, or any material breach of the agreement by the Company or any successor. In the event of such a termination of employment, the benefits to be provided are (1) a lump sum payment equal to the sum of (a) two and a half times the sum of his base pay and two and a half times the preceding year's (or the second or third preceding year's, if greater) incentive payments, (b) two and a half times the Company's matching contribution to its Retirement Savings Plan that would be made if he deferred four percent (or such higher percentage as may be eligible for matching contributions) of the amount of his base pay and incentive pay, and (c) the value of all options to acquire Company stock that will not become exercisable on account of his termination, such lump sum payment being subject to reduction if necessary to avoid the imposition of an excise tax under the federal income tax law limitations on so-called "golden parachute" payments, and (2) the continuation of health, disability and life insurance coverages for two years following termination of employment.

                         Executive Severance Agreements

        The Company has adopted severance agreements for Executive Officers including Mr. Bell, Mr. Goyette, Mr. Rife and Mr. Villano. These agreements require the Company to provide certain benefits to Executive Officers in the event of an involuntary termination of employment with the Company (except on account of death, disability or cause) or a voluntary termination of employment with the Company where good reason exists, in either case following a "change in control" of the Company. A "change in control" is defined as a change that would be required to be reported pursuant to the proxy regulations under the Securities Exchange Act of 1934, as amended, whether or not the Company is then subject to such reporting requirement. A "change in control" will also occur if any person or entity acquires 22% or more of the Company's outstanding securities, or if during any two-year period the directors on the Company's Board of Directors who were such at the beginning of the period and directors nominated or elected by a two-thirds majority of such directors cease to constitute a majority of the Board. The benefits to be provided in the event of an involuntary termination following a "change in control" are (1) a lump sum payment equal to the sum of (a) two and a half times the sum of the Executive Officers' base pay and commission pay and two and a half times the preceding year's (or the second or third preceding year's if greater) executive incentive payments, (b) two and a half times the Company matching contribution to the Scan-Optics, Inc. Retirement Savings Plan that would be made if the Executive Officer deferred under such Plan four percent (or such higher percentage as may be eligible for matching contributions) of the amount of base pay, commission pay and incentive pay considered in (a) above, and (c) the value of all options to acquire Company common stock that will not become exercisable on account of the Executive Officer's termination, such lump sum payment being subject to reduction if necessary to avoid the imposition of an excise tax under federal income tax law limitations on so-called "golden parachute" payments, and (2) the continuation of insurance coverage for a period of 24 months following termination. These benefits generally will be in addition to any other benefits that Executive Officers are entitled to receive from the Company.


                         Executive Insurance Agreement

        Under an insurance agreement with Mr. Rife, the Company is obligated to provide certain benefits upon the happening of certain specified events. The principal obligations of the Company under the agreement consist of the following: (a) if Mr. Rife dies while in the employ of the Company but prior to attaining the age of 65, the Company is obligated to pay his beneficiary $50,000 per annum for each of the ten years following such death, with payment to commence in the year of death; (b) if he retires from the Company upon attaining the age of 65, or thereafter, the Company is obligated to pay him (or his beneficiary in the event that he dies during the retirement period) $50,000 per annum for each of the ten years following such retirement, with payment to commence in the year of retirement; (c) to provide for the adequate funding of its obligations under the agreement, the Company has purchased and is obligated to maintain at its expense an insurance policy on Mr. Rife's life in the face amount of $310,000; and (d) the Company has purchased and is obligated to maintain for the benefit of Mr. Rife, at the Company's expense, a disability income policy which would provide disability benefits to him in the amount of $2,500 per month. The agreement provides that payments under the disability policy shall commence six months after a determination of disability has been made and shall continue until Mr. Rife reaches the age of 65. The agreement provides for automatic termination if (a) Mr. Rife resigns or otherwise voluntarily terminates his employment other than by reason of disability or retirement upon attaining the age of 65 or (b) his employment is terminated by reason of gross misconduct.

                      Options Granted in Last Fiscal Year

        The following table sets forth information on options granted in 1996 to the executive officers listed in the Summary Compensation Table:

                                                                            Grant Date
                                       Individual Grants                       Value
                         -------------------------------------------------   ---------
                                   % of Total
                                     Options      Exercise
                         Options    Granted to       or                       Grant Date
                         Granted   Employees in   Base Price   Expiration   Present Value
     Name                   #      Fiscal Year     ($/Sh)         Date         ($)(1)
---------------------    --------  ------------   -----------  -----------   ------------
Robert L. Bell                0
Richard C. Goyette       20,000      13.4           3.25          3/24/06      1.70
James C. Mavel           75,000      50.3           3.50          2/04/06      1.83
James C. Mavel           25,000      16.8           3.50         12/30/06      1.83
Clarence W. Rife              0
Richard I. Tanaka             0
Michael J. Villano            0

(1) Present value determination was made using a Black-Scholes option pricing model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on the following assumptions:

        1.  Volatility        .449 to .592
        2.  Interest Rate               7%
        3.  Time to Exercise      10 years

        In general, options granted under the Company's Stock Option
Plans vest in installments of one-third commencing one year after grant. The option exercise price is equal to the fair market value of a share of Common Stock on the date of grant. Options vest in full upon a reorganization, merger or consolidation in which the Company is not the surviving corporation and upon other specified events.

              Aggregated Options Exercises in Last Fiscal Year and
                         Fiscal Year-End Options Values

        The following table summarizes options exercised during 1996 and presents the value of unexercised options held by the named executives at fiscal year-end:

                                                                 Number of         Value*
                                                                Securities           of
                                                                Underlying       Unexercised
                            Shares                              Unexercised      In-the-Money
                           Acquired              Value*           Options        Options
                         On Exercise            Realized          at Fiscal      at Fiscal
      Name                    (#)                  ($)            Year-End       Year-End ($)
--------------------    ---------------         ----------      ------------     --------------
Robert L. Bell                 0                    0            26,667 (1)        93,335 (1)
                                                                  3,333 (2)        11,666 (2)

Richard C. Goyette             0                    0                 0 (1)             0 (1)
                                                                 20,000 (2)        70,000 (2)

James C. Mavel                 0                    0                 0 (1)             0 (1)
                                                                100,000 (2)       350,000 (2)

Clarence W. Rife               0                    0            46,333 (1)       162,165 (1)
                                                                  8,667 (2)        30,335 (2)

Richard I. Tanaka              0                    0           189,640 (1)       663,740 (1)


Michael J. Villano             0                    0            27,216 (1)        95,256 (1)
                                                                 10,334 (2)        36,169 (2)

(1)     Exercisable
(2)     Unexercisable
*Values are calculated by subtracting the exercise or base price from the fair market value of the Common Stock as of the exercise date.

                               Performance Graph
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN*
                Among Scan-Optics, Inc., The Russell 2000 Index
            and The NASDAQ computer & Data Processing Services Index


Cumulative Value of $100 Investment


                                               12/91    12/92     12/93    12/94    12/95     12/96
The Russell 2000 Index                        $100.00  $119.00   $141.00  $139.00  $178.00   $207.00
NASDAQ Computer & Data Processing Index       $100.00  $108.00   $114.00  $138.00  $211.00   $260.00
Scan-Optics, Inc.                             $100.00  $73.00    $121.00  $136.00  $70.00    $85.00


*$100 invested on 12/31/90 in stock or index-including reinvestment of dividends.
Fiscal year ending December 31.

        Report of the Stock Options and Executive Compensation Committee

        The Stock Options and Executive Compensation Committee is responsible for making recommendations to the full Board with respect to the compensation of the Company's Chief Executive Officer and other Executive Officers of the Company, and with respect to long-term and short-term incentive compensation awards. It also makes grants under the Company's stock option plans for employees. The members of the Stock Options and Executive Compensation Committee are E. Bulkeley Griswold (Chairman), Robert H. Steele and Lyman C. Hamilton, Jr. All members are non-employee directors, and none has any direct or indirect material interest in or relationship with the Company outside of his position as director.
        The Company's executive compensation program is divided into four parts: base salary, bonus, commissions, and stock options. Actual salary changes are based on performance. Bonus awards for Executive Officers are based on the Company meeting specified goals, which are described below.
        Sales volume and service revenue are important factors in the Company's success. Therefore, commissions constitute a significant portion of the compensation of those executives who have direct responsibility for sales and service. In 1996, commission payments for Mr. Rife, the executive with significant service responsibilities, constituted approximately 9% of cash compensation. In 1996, commission payments for Mr. Goyette, who joined the Company on March 1, 1996 as Vice President of Sales and Marketing, constituted approximately 24% of cash compensation.
        Stock compensation in the form of stock options is meant to align interests of top management with that of shareholders. The Committee has the authority to determine the individuals to whom stock options are awarded, the terms on which option grants shall be made and the number of shares subject to each option.
        On January 2, 1996 James C. Mavel was hired as the President and Chief Operating Officer. He was eligible for the 1996 incentive bonus awards, both cash and stock options. At inception of his employment he was granted 75,000 stock options, effective February 6, 1996. Further, upon his promotion to the title of President and Chief Executive Officer on December 31, 1996, he was awarded an additional 25,000 stock options. Mr. Goyette was awarded 20,000 stock options on March 24, 1996.
        The Committee meets with the Chief Executive Officer (CEO) and the Chief Operating Officer (COO) to evaluate the performance of other executive officers and meets in the absence of the both the CEO and COO to evaluate their respective performances. The Committee reports the results of all evaluations to the full Board.
        The Committee's overall objective in its discussions of compensation is to reward performance in a manner that is competitive with comparable companies and which provides incentives to managers to produce steadily improved results.
        On May 31, 1996 the Committee adopted a revised cash bonus and contingent option plan for executives and other managers. Under this program, cash bonuses and contingent stock options were granted to a group of executives and employees based on the Company achieving a pre-tax profit goal along with individual performance contributions, as observed and recommended by the CEO and COO to the Committee. Cash bonuses of $754,000 were awarded to 32 recipients, totaling 18.8% of 1996 pre-tax and pre-bonus income of $4,019,000. This income achievement was approximately 40% above the Board approved budget for 1996. In addition, 50,000 stock options in the aggregate were also awarded effective January 20, 1997 to 16 executives and employees as part of this compensation award. The number of stock options ranged from 500 to as high as 7,500 per individual.
        The Committee further awarded Mr. Mavel a special stock option grant for 7,500 shares, effective January 20, 1997, in recognition of his excellent performance in 1996. Mr. Mavel did not participate in the aforementioned 50,000 stock option award.

        Both the cash incentive and stock option awards embraced the Committee's compensation plan objectives: (1) to provide meaningful cash incentives to at least 14 executive and other deserved employees, so long as budgeted pre-tax income is achieved or exceeded; (2) to weight the senior executive awards more heavily than the total award group; (3) to provide only modest cash bonuses for slight under achievement of a defined budget goal; and
(4) to accelerate bonus payments for profits exceeding the defined pre-tax income budget. All the while, the Committee has intended to keep these cash and stock options bonus awards comparable to other companies in similar industries.

                                                Stock Options and
                                                Executive Compensation Committee

                                                E. Bulkeley Griswold, Chairman
                                                Lyman C. Hamilton, Jr.
                                                Robert H. Steele


                              CERTAIN TRANSACTIONS

        During 1996, legal services were rendered to the Company by a law firm of which William H. Cuddy, Secretary of the Company, is a partner.


                     2. APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors recommends that proxies be voted in favor of the appointment of Ernst & Young LLP, certified public accountants, as independent auditors for the fiscal year ending December 31, 1997. Ernst & Young LLP has been the Company's independent auditor since 1979.
        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions.

                               3. OTHER BUSINESS

        The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before such meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies on such matters in accordance with their judgment.

                             STOCKHOLDER PROPOSALS

        Pursuant to the Company's By-Laws, only such business shall be conducted, and only such proposals shall be acted upon, at an annual meeting as shall be brought before the meeting by or at the direction of the Board of Directors or by a stockholder who has given timely and proper notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed to and received at the principal executive offices of the Company not less than 40 days nor more than 90 days prior to the scheduled annual meeting; provided, however, that if less than 50 days' notice or prior public disclosure of the date of the annual meeting is given or made, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the annual meeting was mailed or the day on which such public disclosure was made. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company's books, of the stockholder, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such proposal.

        Stockholder proposals intended to be presented at the Annual
Meeting of Stockholders in 1998 must be received by the Company no later than December 15, 1997 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the Annual Meeting of Stockholders in 1998. Any such proposal must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

                                                    WILLIAM H. CUDDY
                                                    Secretary

April 14, 1997